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                                   EXHIBIT 21

              SUBSIDIARIES OF UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.


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
                                         State of                Name Under Which
Name                                     Incorporation           Subsidiary Does Business
----                                     -------------           ------------------------
                                                                 UBP Universal Brake Parts
Universal Automotive, Inc.               Illinois                Jet Automotive
UBP Canholdings, Inc.                    Canada                  N/A
UBP Brake Parts, Inc.                    Canada                  N/A
International Discus Corporation         Canada                  N/A
UBP Hungary, Inc.                        Delaware                N/A
UBP Csepel Iron Foundry                  Hungary                 UBP Csepel Iron Foundry, KFT

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